Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Glowpoint, Inc. on Form S-3 to be filed on or about January 15, 2016 of our report dated March 5, 2015, on our audits of the consolidated financial statements as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014, which report was included in the Annual Report on Form 10-K filed March 5, 2015. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Iselin, New Jersey
January 15, 2016